                                                                    Settlement C


                                 STATE OF IOWA
                              IOWA UTILITIES BOARD

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IN RE:                         )        DOCKET NO. APP-96-1 AND
                               )                   RPU-96-8
MIDAMERICAN ENERGY COMPANY     )                   (CONSOLIDATED)
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                              SETTLEMENT AGREEMENT

                            ARTICLE I - INTRODUCTION


                  On June 4, 1996, MidAmerican Energy Company (MidAmerican) filed with the Iowa Utilities Board (Board) an "Application for Adoption of Market-Based Pricing Proposal." In its filing, MidAmerican requested Board approval of certain waivers, procedures, elimination of the energy adjustment clause (EAC), and a series of six price reductions primarily for the residential customer class totaling approximately $20 million annually. The Board docketed the filing, identified as Docket No. APP-96-1, and set a procedural schedule.

                  On August 1, 1996, the Consumer Advocate Division of the Department of Justice (OCA) filed a petition pursuant to Iowa Code (Section)476.3 (1995) to reduce MidAmerican's electric rates by approximately $100 million.

                  During its November 1996 billing cycle, MidAmerican reduced its rates by $8,698,806 annually in the following rate classes and amounts:
South Industrial/Large General Service - $214,246; East Residential - $2,352,988; and South Residential -

$6,131,572. In addition, MidAmerican provided its North Residential customer class with a one time $10 bill credit ($1,359,300) during the same billing month.

                  By order entered September 6, 1996, the Board consolidated the two proceedings. Interventions were granted to Deere & Company, Aluminum
Company of America, Izaak Walton League of America, Iowa Energy Consumers, Iowa Industrial Intervenors, Interstate Power Company, IES Utilities, Inc.,
Utilicorp United Inc., Iowa Association of Municipal Utilities, Iowa Community Action Association, Iowa Citizen Action Network, Cargill, Inc., and United States Gypsum Company. Numerous parties have filed statements or testimony and sponsored evidence in the Consolidated Dockets.

                              ARTICLE II - PURPOSE


                  This Settlement Agreement has been prepared and executed by the signatories hereto for the purpose of resolving all issues among the signatories except for the issue of whether MidAmerican should be authorized to create and show separately on utility bills a Public Programs Charge for (1) electric energy efficiency expenditures and deferrals pursuant to Section 476.6(19) of the Iowa Code; (2) alternate energy production purchases required by Section 476.43 of the Code; (3) alternate energy revolving loan fund payments required by Section 476.46 of the Code; and (4) new taxes or mandated expenditures.

                  This Settlement Agreement is applicable only to Docket Nos. APP-96-1 and RPU-96-8. This Settlement Agreement supersedes the Stipulation Regarding 1995 Income Tax

                                    -Page 2-


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Expense filed by MidAmerican and the OCA with the Board in these Dockets. This
Settlement Agreement does not supersede the agreement between MidAmerican's predecessor, Midwest Power Systems, and OCA dated October 20, 1994, a copy of which is attached hereto as Appendix I.

                  In consideration of the mutual agreements hereinafter set forth, the signatories stipulate as follows:

RATES

1. The initial reduction (approximately $8.5 million annually for certain residential customers and approximately $200,000 annually for certain industrial customers), already implemented in the November 1996 billing cycle, will be applied retroactively to August 1, 1996. Interest at a 15.37% annual rate will apply to the refund amounts from August 1996 to the month the refund occurs. No interest will be paid on the approximate $1.35 million credit previously provided to North system residential customers. There will be no reallocation of the initial reduction among customers or classes.

2. An additional base rate reduction of $25 million shall be made as follows:



               CLASS                                      AMOUNT                      EFFECTIVE DATE
               -----                                      ------                      --------------


         Residential                                   $10 million           Consumption on and after approval of
                                                                             settlement
         Residential                                   $ 5 million           Consumption on and after
                                                                             June 1, 1998
         Commercial/Small General Service              $ 4 million                          *
         Industrial/Large General Service              $ 6 million                          *



         -------------
         *These amounts shall be utilized for customer savings/price reductions in pilot projects such as unbundled pricing/retail access or in negotiated individual contract prices for customers within the class. To the extent that by June 1, 1998 the Board has approved a pilot project or projects, if any, for the class that, in combination with individually negotiated rate reductions, will not utilize the full amount of the rate

                                    -Page 3-


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         reduction amount, the remaining rate reduction amount shall be applied as an annual base rate reduction for the class to be effective June 1, 1998.

         The signatories agree that there will be no pilot project required for the residential class before December 31, 2000.

         MidAmerican may, at its option, propose pilot projects or negotiate individual contracts with customers that collectively exceed the amounts in the table above. MidAmerican shall not attempt at any time to recover from other retail customers any reduction in electric revenues caused by any pilot project approved between the date of this Settlement Agreement and June 1, 1998. With respect to any reduction in electric revenues resulting from any pilot project approved between June 1, 1998 and December 31, 2000, MidAmerican may only seek to recover such revenue reductions from other customers within the same class eligible for the pilot project. With respect to any revenue reduction resulting from additional negotiated individual contracts, MidAmerican may only seek to recover the revenue reduction in accordance with paragraph 1 of the section titled "Waiver" of this
         Article II.

         MidAmerican may allocate the rate reductions within a given class in such a manner as will reduce price disparity for comparable service within the given class. The tariffs for the $10 million residential rate reduction to be effective upon Board approval of this Settlement Agreement are attached hereto as Appendix II. The tariffs in Appendix II do not include any of the costs that would be recovered through a Public Programs Charge and do not include the EAC factors discussed in paragraph 3 below. The tariffs do include the initial charge for the Cooper Nuclear Station cost tracking mechanism discussed in paragraph 4 below. Proposed tariffs for the June 1, 1998 residential rate reduction and any June 1, 1998 commercial or industrial rate reduction as discussed above shall be provided to the parties by February 1, 1998.

3. MidAmerican will eliminate the EAC on or prior to July 1, 1997. Base rates for energy shall be increased at the time of the EAC elimination by a roll-in factor. The factor applicable to former Iowa-Illinois customers shall be 0.8650 cents per kilowatt-hour and the factor applicable to former Midwest Power Systems customers shall be 0.9151 cents per kilowatt hour.

         On February 1, 1999, MidAmerican will file with the Board the calculation of calendar year 1998 costs per kWh (1998 roll-in factor) that would have been eligible for EAC recovery if the EAC had remained in effect. If the calculated 1998 roll-in factor, calculated consistent with the method the 0.8650 cents per kilowatt hour was


                                    -Page 4-

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         calculated in MidAmerican's filing in Docket No. APP-96-1, is less than
         0.7353 cents per kWh (i.e., less than 85% of 0.8650 cents per kWh), base rates shall be reduced by the difference between the 1998 roll-in factor and 0.7353 cents per kWh. If the calculated 1998 roll-in factor exceeds 0.9948 cents per kWh (i.e., 115% of 0.8650 cents per kWh), base rates shall be increased by the difference between the 1998 roll-in factor and 0.9948 cents per kWh. Any adjustment shall be effective prospectively from March 1, 1999. The methodology for normalizing the 1998 nuclear refueling outage costs is attached hereto as Appendix III.

         The EAC or any portion thereof may only be reinstated with Board approval. With the exception of revenues associated with required energy efficiency expenditures, alternate energy production payments and alternate energy loan fund assessments, all revenues associated with costs that would have been recovered through the EAC shall be included in the calculation of revenues for the purpose of the sharing mechanism of paragraph 5.

4. The cost tracking mechanism for capital additions for Cooper Nuclear Station for 1997 and beyond, outlined in OCA witness Fuhrman's rebuttal testimony at pages 44 through 46, will be implemented. However, MidAmerican will be allowed to earn both a return of and a return on capital additions at Cooper Nuclear Station that occur from January 1, 1996 through the effective date of implementation of the tracking mechanism. MidAmerican will not include in the costs recovered through the tracking mechanism the following three types of costs: (1) AFUDC on 1996 and January through May 1997 construction expenditures; (2) construction work-in-progress (CWIP) as of May 1997; and (3) AFUDC on CWIP. MidAmerican shall be allowed to include the foregoing costs in the calculation of the jurisdictional returns on common equity, as referenced in paragraph 5 below.

         The amounts recovered through the cost tracking mechanism shall be allocated among classes using the "average and excess" methodology, as applied to other non-fuel expenses at Cooper Nuclear Station. The tariffs for the cost tracking mechanism are attached hereto as Appendix
         IV. OCA reserves the right to object to any unreasonable charges proposed or assessed under the tracker.

5. In the event MidAmerican earns more than a 12% return on common equity on jurisdictional electric operations in calendar year 1997, 1998, 1999 or 2000, 50% of any revenues in excess of the 12% earned return on common equity shall be credited to non-contract customers prior to April 1 of the following year. The credit amount shall be allocated among the residential, commercial/small general service and

                                    -Page 5-
         industrial/large general service classes to provide an equal percentage bill credit per class.

         MidAmerican shall use two-thirds of the revenues it retains above a 14% return on common equity on jurisdictional electric operations in 1997, 1998, 1999 or 2000 to accelerate the recovery of regulatory assets involving, first, D.O.E. Fees and, second, Debt Refinancing Costs.

         Except as provided in paragraph 3 and except to recover the costs of energy efficiency expenditures and deferrals pursuant to Section 476.6(19) of the Code, alternate energy production purchases required by Section 476.43 of the Code, alternate energy revolving loan fund payments required by Section 476.46 of the Code and new taxes or mandated expenditures, MidAmerican commits not to seek an increase in its electric prices before December 31, 2000, unless its jurisdictional return on common equity on electric operations in any 12-month period falls below 9%. MidAmerican can continue to file for and recover energy efficiency costs as approved by the Board.

         The signatories commit not to request commencement of a rate reduction proceeding against MidAmerican prior to December 31, 2000 unless MidAmerican's jurisdictional return on common equity on electric operations exceeds 14% after reflecting the credits to customers provided for in this paragraph 5.

         After December 31, 2000, any signatory may file with the Board for an increase or decrease in MidAmerican's rates.

         The methodology to be used to calculate the jurisdictional returns on common equity on electric operations is attached hereto as Appendix V. Results for 1997 and 1998 shall first be adjusted to assume a full year of the rate reductions provided for in paragraph 2 above.

         The above sharing arrangement shall be a pilot project only and is limited solely to this proceeding.

WAIVERS

1. The signatories to the Settlement Agreement support a waiver for MidAmerican of subsections 20.14(2), 20.14(3), 20.14(4)"d" and 20.14(5) of the Board's flexible pricing rules. MidAmerican shall be able to negotiate non-standard prices, terms and

                                    -Page 6-


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         conditions of service with any customer based upon the cost of serving that customer, subject to the restrictions of this paragraph. A negotiated price, term or condition need not be filed with the Board before it becomes effective, but MidAmerican must continue to comply with the reporting requirements of subsections 20.14(4)"a", "b" and "c" of the Board's rules. MidAmerican shall not agree to a price, except for competitive reasons, below its expected short run marginal cost of serving the customer unless the Board approves. MidAmerican shall not be required to offer the same price, term or condition to another customer simply because the customer makes the same end product or offers the same service. Upon the written joint notification of MidAmerican and the customer filed with the Board prior to the effective date of the contract, the negotiated contractual provisions:
         (1) can be for a term exceeding five years; and/or (2) shall be treated as confidential information. MidAmerican shall not attempt at any time to recover from the other retail customers any reduction in electric revenues caused by non-standard prices, terms and conditions of service negotiated with a customer in a contract executed between January 1, 1997 and June 1, 1998. With respect to a contract with a customer for non-standard prices, terms and conditions executed between June 1, 1998 and December 31, 2000, MidAmerican may only seek to recover any associated revenue reduction from other customers within the same rate class as the customer negotiating the contract.

         The flexible pricing arrangement as set forth in this paragraph shall be a pilot project only and is limited solely to this proceeding.

2. The signatories to this Settlement Agreement support a procedure before the Board by which tariffs filed by MidAmerican that are optional for customers shall be allowed to become effective immediately upon filing with the Board. The signatories agree that unbundled pricing tariffs and a retail wheeling/direct access pilot project could be subject to suspension at the Board's discretion for no more than six months. The Board shall have the full authority to investigate the tariff option filings and to fashion appropriate remedies within its statutory authority at the conclusion of its investigation. MidAmerican agrees that it will not protest a decision by the Board to order appropriate refunds in those cases in which the Board determines it to be in the public interest; however, such refunds shall be without interest in recognition of the optional and consensual nature of the tariffs. MidAmerican shall not be required to reduce other rates, charges or prices to reflect anticipated revenues from the optional tariffs.

                                    -Page 7-


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BUY-THROUGH OPTION

                  MidAmerican and any interested signatories to this Settlement Agreement will collaborate to develop a buy-through option for customers served under interruptible electric tariffs. The signatories agree to cooperate to obtain Iowa Utilities Board approval and any approvals for such buy-through option required by the Board, other regulators, and the MidContinent Area Power Pool. Any revenue loss shall be recovered, if at all, from participating customers or from a portion of the $6 million industrial and $4 million commercial flexible rate and pilot project amounts. The OCA's participation in the development of the buy-through option tariff shall not be construed to preclude it from submitting testimony challenging those parts of the tariff with which it disagrees when the tariff is filed with the Board or other regulatory agency.

MARKET ACCESS SERVICE PILOT

                  MidAmerican will engage in good faith negotiations with the signatories to develop a Market Access Service Pilot for industrial/large general service customers. The pilot will be optional for industrial customers. All signatories will cooperate to achieve the objective of filing the Market Access Service Pilot within 90 days from the effective date of the final Board order in Consolidated Docket Nos. APP-96-1 and RPU-96-8. Unless otherwise agreed to by the signatories, the Market Access Service Pilot will comport with the outline in Appendix VI, attached hereto. The OCA's participation in the development of the Market


                                    -Page 8-

Access Service Pilot shall not be construed to prelude it from submitting testimony challenging those parts of the Pilot with which it disagrees when the Pilot is filed with the Board or other regulatory agency.

                  MidAmerican agrees that it will not seek to recover from residential or commercial/small general service customers any reduction in revenues associated with the Market Access Service Pilot.

                           ARTICLE III - JOINT MOTION

                  Upon execution of this Settlement Agreement, the signatories shall file the same with the Board, together with a joint motion requesting that the Board accept the Settlement Agreement for the purpose of these Consolidated Dockets, without condition or modification.

                        ARTICLE IV - CONDITION PRECEDENT

                  This Settlement Agreement shall not become effective unless and until the Board accepts the same in its entirety without condition or modification.

                      ARTICLE V - PRIVILEGE AND LIMITATION

                  This Settlement Agreement is made pursuant to Iowa Code (section)17A.10 and 199I.A.C. (section)7.2(11). The Settlement Agreement shall become binding upon the signatories upon its execution; provided, however, that if this Settlement Agreement does not become effective in accordance with
Article IV above, it shall be null, void and privileged. This Settlement


                                    -Page 9-

Agreement is intended to relate only to the specific matters referred to herein. No signatory waives any claim or right which it may otherwise have with respect to any matter not expressly provided for herein. No signatory shall be deemed to have approved, accepted, agreed or consented to any ratemaking principle, any method of cost of service determination, or any method of cost allocation underlying the provisions of this Settlement Agreement or be prejudiced or bound thereby in any other current or future proceeding before any agency. No signatory shall directly or indirectly refer to this Settlement Agreement as precedent in any other current or future proceeding before the Board.


             ARTICLE VI - PROCEDURE APPLICABLE TO UNRESOLVED ISSUE

                  The unresolved issue of whether MidAmerican should be authorized to create and show separately on utility bills a Public Programs Charge shall continue to be litigated on a schedule established by the Board. In the event the Board does not approve the Public Programs Charge for MidAmerican, the signatories agree that MidAmerican may seek approval of an alternative, contemporaneous, cost-tracking recovery mechanism for (1) electric energy efficiency expenditures and deferrals (including interruptible rate credits) pursuant to Section 476.6(19) of the Iowa Code; (2) alternate energy production purchases required by Section 476.43 of the Code; (3) alternate energy revolving loan fund payments required by Section 476.46 of the Code; and (4) new taxes or mandated expenditures.

                                   -Page 10-

                            ARTICLE VII - EXECUTION

                  To facilitate and expedite execution, the Settlement Agreement has been executed by the signatories in multiple conformed copies which, when the original signature pages are consolidated into a single document, shall constitute a fully-executed document binding upon all the signatories to be filed with the Iowa Utilities Board.

                                   -Page 11-
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MIDAMERICAN ENERGY COMPANY

By:  /s/ Brent E. Gale
     _______________________________________
     Brent E. Gale
     Vice President-Law & Regulatory Affairs
     One RiverCenter Place
     106 East Second Street
     P.O. Box 4350
     Davenport, Iowa  52808
     319/333-8010












                                   -Page 12-

OFFICE OF CONSUMER ADVOCATE

By:  /s/ James R. Maret
     ______________________________
     James R. Maret
     Leo J. Steffen, Attorney
     Ben Stead, Attorney
     Ronald Polle, Attorney
     Lucas State Office Building
     Des Moines, Iowa 50319
     515/281-5984














                                   -Page 13-

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Signature page to "Settlement Agreement C" in Docket Nos. APP-96-1 and RPU-96-8,
In Re: MidAmerican Energy Company executed on February 26, 1997.

IOWA ENERGY CONSUMERS

By  /s/ Michael R. May
    __________________________________
    Michael R. May
    Suite 935 - Two Ruan Center
    601 Locust Street
    Des Moines, Iowa 50309















                                   -Page 14-

                              SETTLEMENT AGREEMENT


ALUMINUM COMPANY OF AMERICA

By  /s/ Richard P. Noland
    _____________________________
    Richard P. Noland
    David I. Adelman
    Sutherland, Asbill & Brennan
    111 Congress Avenue
    Twenty-Third Floor
    Austin, Texas 78701-3350

    William H. Penniman
    Glen S. Howard
    Sutherland, Asbill & Brennan
    1275 Pennsylvania Avenue, N.W.
    Washington, D.C. 20004-2404

    Coralyn Benhart, Esq.
    1501 Alcoa Building
    Pittsburgh, Pennsylvania 15219

    Robert H. Gallagher
    Wells, Gallagher, Roeder & Millage
    1989 Spruce Hills Drive
    Bettendorf, Iowa 52722





                                   -Page 15-

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DEERE & COMPANY

By  /s/ Kathleen R. Gibson
    _______________________________
    Kathleen R. Gibson
    Deere & Company
    John Deere Road
    Moline, Illinois 61265
















                                   -Page 16-

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CARGILL INC.

By  /s/ M. Moelle
    ________________________________
for Ronald L. Laumbach
    15407 McGinty Road West
    Wayzata, Minnesota 55391-2399


















                                   -Page 17-

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                              SETTLEMENT AGREEMENT


U.S. GYPSUM COMPANY

By  /s/ Richard P. Noland
    ________________________________
    Richard P. Noland
    David I. Adelman
    Sutherland, Asbill & Brennan
    111 Congress Avenue
    Twenty-Third Floor
    Austin, Texas 78701-3350

















                                   -Page 18-
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INTERSTATE POWER COMPANY

By  /s/ Christopher B. Clark
    _______________________________
    Christopher B. Clark
    1000 Main Street
    P.O. Box 769
    Dubuque, Iowa 52004-0769











                                   -Page 19-


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IES UTILITIES, INC.

By  /s/ Jonathan Rogoff
    ________________________________
    Jonathan Rogoff
    200 First Street, S.E.
    P.O. Box 351
    Cedar Rapids, Iowa 52406















                                   -Page 20-